EXHIBIT (23)(g)

CONSENT OF LEHMAN BROTHERS

We hereby consent to (i) the use of our opinion letter, dated May 7, 2006, to the Board of Directors of Golden West Financial Corporation (the “Corporation”’), included as Appendix C to the Joint Proxy Statement/Prospectus which forms a part of the Wachovia Corporation’s Registration Statement on Form S-4, as it may be amended from time to time (the “Form S-4”), relating to the proposed merger of the Corporation with and into a wholly owned subsidiary of Wachovia Corporation, (ii) the references to such opinion in the Form S-4 and the Joint Proxy Statement/Prospectus, and (iii) the use of our name in the Form S-4 and the Joint Proxy Statement/Prospectus.

Dated: May 30, 2006

LEHMAN BROTHERS

By:	/s/ Mark H. Burton
Name: Mark H. Burton

Title:	Managing Director